Exhibit 4.3

FOURTH SUPPLEMENTAL INDENTURE,

by and among

GLP CAPITAL, L.P.

and GLP FINANCING II, INC.,

as Issuers,

and

GAMING AND LEISURE PROPERTIES, INC.,

as Parent Guarantor

and

WELLS FARGO BANK, NATIONAL ASSOCIATION,

as Trustee

Dated as of May 21, 2018

FOURTH SUPPLEMENTAL INDENTURE

This FOURTH SUPPLEMENTAL INDENTURE (this “Fourth Supplemental Indenture”) is dated as of May 21, 2018, by and among GLP CAPITAL, L.P., a Pennsylvania limited partnership (the “Operating Partnership”), and GLP FINANCING II, INC., a Delaware corporation (“Capital Corp.” and, together with the Operating Partnership, the “Issuers”), GAMING AND LEISURE PROPERTIES, INC., a Pennsylvania corporation (the “Parent Guarantor”) and WELLS FARGO BANK, NATIONAL ASSOCIATION, a national banking association, as trustee (the “Trustee”).

W I T N E S S E T H:

WHEREAS, the Issuers, the Parent Guarantor, and the Trustee entered into an Indenture dated as of October 30, 2013 (the “Original Indenture” and, as amended, supplemented and modified through the date hereof, the “Indenture”) providing for the issuance from time to time of one or more series of the Issuers’ Notes;

WHEREAS, on October 30, 2013, the Issuers issued $550,000,000 aggregate principal amount of the Issuers’ 4.375% Senior Notes due 2018 (the “2018 Notes”) under the Indenture, all of which 2018 Notes are currently outstanding;

WHEREAS, Section 9.02 of the Indenture provides that (subject to certain exceptions), the Issuers and the Trustee may amend the Indenture with the written consent of the Holders of at least a majority in aggregate principal amount of the 2018 Notes then outstanding and that after such Supplemental Indenture becomes effective, the Issuers shall mail a notice of such an amendment to each Holder;

WHEREAS, the Issuers desire and have requested the Trustee to join with them and the Parent Guarantor in entering into this Fourth Supplemental Indenture for the purpose of amending the 2018 Notes and, solely with respect to the 2018 Notes, the Indenture, in each case in certain respects as permitted by Section 9.02 of the Indenture;

WHEREAS, the Issuers have solicited consents to this Fourth Supplemental Indenture upon the terms and subject to the conditions set forth in their Offer to Purchase and Consent Solicitation Statement, dated May 7, 2018, and the related Letter of Transmittal and Consent (which together, including any amendments, modifications or supplements thereto, constitute the “Tender Offer”);

WHEREAS, the Issuers have received the consent of the Holders of a majority in aggregate principal amount of the outstanding 2018 Notes to modify the 2018 Notes and, solely with respect to the 2018 Notes, the Indenture as set forth below;

WHEREAS, as contemplated by Sections 9.02, 9.06 and 12.04 of the Indenture, the Issuers have delivered to the Trustee an Officer’s Certificate and Opinion of Counsel relating to this Fourth Supplemental Indenture; and

WHEREAS, all things necessary to make this Fourth Supplemental Indenture a valid, binding and enforceable agreement of the Issuers, the Parent Guarantor and the Trustee and a valid supplement to the Indenture have been done.

NOW THEREFORE, in consideration of the above premises, each party hereto hereby agrees, for the benefit of each other and for the equal and ratable benefit of the Holders of the 2018 Notes, as follows:

ARTICLE I.

AMENDMENTS TO INDENTURE AND 2018 NOTES

1.1 Modification of Indenture. Pursuant to Section 9.02 of the Indenture, and subject to Section 2.4 hereof and solely with respect to the 2018 Notes, the Indenture is hereby amended by: deleting in their entireties and replacing with “[Intentionally Omitted]” Sections 4.03, 4.04, 4.05, 4.06, 4.07, 4.08, 4.09, 4.10, 4.11, 4.12, 6.01(a)(4), 6.01(a)(5), 6.01(a)(6), and 6.01(a)(7) of the Indenture and deleting all references made thereto throughout the Indenture;

1.2 Technical and Conforming Amendments. Subject to Section 2.4 hereof, the 2018 Notes and, solely with respect to the 2018 Notes, the Indenture are hereby amended by amending or deleting any definitions or provisions in the 2018 Notes and, solely with respect to the 2018 Notes, the Indenture with respect to which references would be amended or eliminated as a result of the amendments of the Indenture pursuant to Section 1.1 hereof.

ARTICLE II.

MISCELLANEOUS PROVISIONS

2.1 Defined Terms. For all purposes of this Fourth Supplemental Indenture, except as otherwise defined or unless the context otherwise requires, terms used in capitalized form in this Fourth Supplemental Indenture and defined in the Indenture have the meanings ascribed thereto in the Indenture.

2.2 Indenture. Except as amended hereby, the 2018 Notes and the Indenture are in all respects ratified and confirmed and all the terms thereof shall remain in full force and effect. This Fourth Supplemental Indenture shall form a part of the Indenture solely with respect to the 2018 Notes for all purposes, and every Holder of 2018 Notes heretofore or hereafter authenticated and delivered under the Indenture shall be bound hereby and all terms and conditions of both shall be read together as though they constitute a single instrument, except that in the case of conflict, the provisions of this Fourth Supplemental Indenture shall control.

2.3 Trustee Disclaimer. The Trustee accepts the amendments of the Indenture effected by this Fourth Supplemental Indenture, but on the terms and conditions set forth in the Indenture, including the terms and provisions defining and limiting the liabilities and responsibilities of the Trustee. Without limiting the generality of the foregoing, the Trustee shall not be responsible in any manner whatsoever for or with respect to any of the recitals or statements contained herein, all of which recitals or statements are made solely by the Issuers, or for or with respect to (i) the validity or sufficiency of this Fourth Supplemental Indenture or any of the terms or provisions hereof, (ii) the proper authorization hereof by the Issuers by action or otherwise, (iii) the due execution hereof by the Issuers or (iv) the consequences of any amendment herein provided for, and the Trustee makes no representation with respect to any such matters

2.4 Effectiveness. The provisions of this Fourth Supplemental Indenture shall be effective upon execution and delivery of this instrument by the parties hereto. Notwithstanding the foregoing sentence, Section 1.1 of this Fourth Supplemental Indenture (which relates to Sections 4.03, 4.04, 4.05, 4.06, 4.07, 4.08, 4.09, 4.10, 4.11, 4.12, 6.01(a)(4), 6.01(a)(5), 6.01(a)(6), and 6.01(a)(7) of the Indenture) shall become operative only upon the purchase by the Issuers of at least a majority in principal amount of the outstanding 2018 Notes pursuant to the Tender Offer, with the result that the amendments to the 2018 Notes and the Indenture effected by this Fourth Supplemental Indenture shall be deemed to be revoked retroactive to the date hereof if the purchase applicable thereto shall not occur.

2.5 Further Assurances. Subject to the relevant Sections of this Fourth Supplemental Indenture becoming operative in accordance with Section 2.4 hereof, the Trustee is authorized and agrees to execute, deliver and acknowledge all such further documents, agreements, certificates, deeds, instructions and instruments and take all such action as may be necessary or desirable to implement the terms of this Fourth Supplemental Indenture.

2.6 Effect of Headings. The headings of the sections and subsections of this Fourth Supplemental Indenture have been inserted for convenience of reference only, are not intended to be considered a part hereof and shall not modify or restrict any of the terms or provisions hereof

2.7 Incorporation of Indenture Provisions. The parties hereto agree that the terms of Sections 12.08 (Governing Law), 12.10 (Successors), 12.11 (Severability) and 12.12 (Counterpart Originals) of the Indenture are incorporated herein by reference, mutatis mutandis.

2.8 Effect of Amendment. The Issuers acknowledge and agree that this Fourth Supplemental Indenture only amends, supplements and modifies the terms of the 2018 Notes and, solely with respect to the 2018 Notes, the Indenture and does not constitute a novation, and the Issuers ratify and confirm the terms and provisions of, and its obligations under, the 2018 Notes and the Indenture (as modified by this Fourth Supplemental Indenture) in all respects. Each of the parties hereto acknowledges and agrees that, each reference in the 2018 Notes and, solely with respect to the 2018 Notes, in the Indenture to the Indenture shall be deemed to be a reference to the Indenture as amended, supplemented and modified by this Fourth Supplemental Indenture.

2.9 FATCA. For purposes of compliance with the Foreign Account Tax Compliance Act, this Fourth Supplemental Indenture shall not result in a material modification of the 2018 Notes.

[signature pages to follow]

IN WITNESS WHEREOF, the undersigned have caused this Fourth Supplemental Indenture to be executed by their respective authorized officers as of the date first above written.

GLP CAPITAL, L.P.

By: GAMING AND LEISURE PROPERTIES, INC., its general partner

By:	/s/ Steven T. Synder
	Name:	Steven T. Snyder
	Title:	Interim Chief Financial Officer

GLP FINANCING II, INC.

By:	/s/ Steven T. Synder
	Name:	Steven T. Snyder
	Title:	Interim Chief Financial Officer

By: GAMING AND LEISURE PROPERTIES, INC., as Parent Guarantor

By:	/s/ Steven T. Synder
	Name:	Steven T. Snyder
	Title:	Interim Chief Financial Officer

[Signature Page to Fourth Supplemental Indenture]

WELLS FARGO BANK, NATIONAL ASSOCIATION, as Trustee

By:	Gregory S. Clarke
Name: Gregory S. Clarke
Title: Vice President

[Signature Page to Fourth Supplemental Indenture]